Redacted portions have been replaced with [**].  The redacted material is subject to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

EXHIBIT 10.18

HEMATOLOGY ALLIANCE AGREEMENT

          THIS HEMATOLOGY ALLIANCE AGREEMENT (the “Hematology Alliance Agreement”)is made and entered into effective as of November 8, 2002 (the “Effective Date”) by and between SANGSTAT MEDICAL CORPORATION, a Delaware corporation having its principal place of business at 6300 Dumbarton Circle, Fremont, California, 94555 (“SMC”), and THERAPEUTIC HUMAN POLYCLONALS, INC., a California corporation having its principal place of business at 101 North Wilmot Road, Tucson, Arizona, 85711 (“THP”).  SMC and THP are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

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          A.          SMC has expertise useful in the discovery, development and commercialization of therapeutic products, including antibody products, in the areas of transplantation, immunology, hematology and oncology.

          B.          THP possesses and is developing proprietary genetic-engineering technology, intellectual property and expertise relating to genetically modified animals, such as rabbits, that may produce human polyclonal antibodies for use as human therapeutics.

          C.          SMC and THP intend to establish an exclusive collaboration, generally governed by a steering committee, under which THP will further develop genetically-modified animals, and will supply animals to SMC for use in developing polyclonal antibody products by inoculation with antigens associated with malignant neoplasms in humans that originate from hematopoietic cells.

          D.          Under such exclusive collaboration, the Parties intend that SMC will have the exclusive, worldwide right to develop and commercialize such antibody products as may be identified under the collaboration for use in the treatment or prevention of hematological diseases, and that THP will have the right to participate in the funding and consequently share in the profits resulting from the sale of such products.

          E.          Concurrent with entering into this Hematology Alliance Agreement, the Parties are also entering into the Stock Agreement, pursuant to which SMC is purchasing equity in THP, and that certain hTG Collaboration Agreement (and associated documents), under which the Parties are establishing a broad collaboration pursuant to which they may research and develop possible antibody products based on THP transgenic animals inoculated with antigens derived from [**].

          NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

**     This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Securities and Exchange Commission.

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1.          DEFINITIONS

              Any capitalized term used in this Hematology Alliance Agreement that is not otherwise defined herein will have the meaning set forth in Appendix 1.

2.          OVERVIEW AND MANAGEMENT OF THE HEMATOLOGY ALLIANCE

              2.1          Scope; Overview.  The goal of the Hematology Alliance is the development and commercialization of various Licensed Hematology Products.  Under a Research License to the THP Technology, SMC will conduct internal research directed toward the creation, development and production of Licensed Hematology Products.  SMC will have a period of twelve (12) months following the Effective Date to designate the first Hematology Antigen Set by providing a physical written description of such Hematology Antigen Set to THP, which Designated Hematology Antigen Set will be used for development and production of a Licensed Hematology Product.  Once the first Hematology Antigen Set is designated, either of the Parties may nominate additional Hematology Antigen Sets in accordance with Section 3.2 for use in the creation of additional Licensed Hematology Products.  Upon approval by the Steering Committee of those additional Designated Hematology Antigen Sets, SMC will have the option to obtain an exclusive license to the THP Technology with regard to the use of each Designated Hematology Antigen Set for the development, manufacture and sale of Licensed Hematology Products.  To enable SMC, with reasonable due diligence, to develop and produce Licensed Hematology Products under any Hematology Commercial Licenses granted therefor, THP will provide THP Animals to SMC.  While the majority of Licensed Hematology Product development efforts will be directed and conducted by SMC, the Parties will work collaboratively in such efforts, including the design of isolation, purification and development strategies.  The goal of such efforts is, if the Licensed Hematology Product has the appropriate technical characteristics, to seek to obtain the requisite Regulatory Approvals for a Licensed Hematology Product in an expeditious manner.

A Steering Committee will be formed to control certain aspects of the Hematology Alliance.  Unless otherwise agreed by the Steering Committee, SMC will be primarily responsible for preclinical testing, clinical testing, activities in pursuit of Regulatory Approval, and commercial activities related to marketing and selling any Licensed Hematology Products.  Further, SMC and its Sublicensees will have the exclusive, worldwide right to commercialize each Licensed Hematology Product.  THP will have the right to participate in the funding of development of Licensed Hematology Products and if it does so fund, to share in the profits from sales of such Licensed Hematology Products.  The Parties will manage the development of each Licensed Hematology Product through the Steering Committee and, as applicable, a joint development committee (the “Joint Development Committee” or “JDC”), each as discussed in further detail below.

              2.2          Governance; Formation and Composition of the Steering Committee. Promptly after the Effective Date, each Party will designate an equal number of its employees (minimum of two (2) and a maximum of three (3) unless otherwise agreed in writing by the Parties) as its representatives on the Steering Committee. The Steering Committee will be the same Steering Committee as that formed pursuant to the hTG Collaboration Agreement, and will continue on even if the hTG Collaboration Agreement expires or is terminated prior to the termination of this Hematology Alliance Agreement.  The Parties will endeavor to designate employees with the appropriate skills and experience necessary to perform the tasks and supervisory functions of the Steering Committee, and with seniority sufficient to facilitate decision-making on behalf of the Parties with respect to the Hematology Alliance. An alternate

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representative designated by a Party may serve temporarily in the absence of one of that Party’s designated representatives, and a Party may replace any of its representatives on the Steering Committee in the designating Party’s discretion.  Each Party will designate one of its representatives on the Steering Committee as an “Alliance Liaison.” Each Alliance Liaison will serve as the liaison between the Parties and the Steering Committee, and such liaison function will include the reporting of the respective progress of each Parties’ progress under the Hematology Alliance. An Alliance Liaison may also serve as a Project Liaison under the hTG Collaboration Agreement.

              2.3          Functions and Powers of the Steering Committee.  The activities of the Parties under this Hematology Alliance Agreement will be managed by the Steering Committee to the extent set forth in this Section 2.3.  The Steering Committee will perform the following functions;

                             (a)          determine whether and when the F2A+ Milestone has been achieved in accordance with the criteria set forth in the definition thereof in Appendix 1, provided that, if the F2A+ Milestone is first achieved pursuant to Section 2.3 under the hTG Collaboration Agreement, then the Steering Committee hereunder will deem that the F2A+ Milestone has been achieved.

                             (b)          provide written notice to THP that the Steering Committee has determined that the F2A+ Milestone has been achieved for purposes of the Hematology Commercial Option granted in Section 7.1;

                             (c)          provide general oversight for the development of each Licensed Hematology Product in accordance with this Article 2, and approve those portions of the Hematology Development Plan for a particular Licensed Hematology Product that relate to the THP Platform;

                             (d)          prior to the First Opt-In Decision Point for a particular Licensed Hematology Product, review and approve the applicable Hematology Development Plan (including any material amendments thereto) and review and approve the applicable Development Budget, except where at such time the JDC is formed for such Licensed Hematology Product, in which case the JDC will review and approve such plan and budget;

                             (e)          subsequent to the First Opt-In Decision Point and prior to the exercise of any remaining Opt-In Right for a particular Licensed Hematology Product, review and comment on the Development Budget with respect to development activities associated with such remaining Opt-In Right, review any accounting of Development Costs and review and comment on any material amendments to the Hematology Development Plan, except where at such time the JDC is formed for such Licensed Hematology Product, in which case the JDC will review and approve such plan and budget;

                             (f)          make decisions about and approve the content of any filings in support of an application for Regulatory Approval for each Licensed Hematology Product as such filings pertain to the THP Platform;

                             (g)          subject to SMC’s right to select the first Hematology Antigen Set without Steering Committee approval and both Parties’ right to nominate subsequent Hematology Antigen Sets pursuant to Section 3.2, the Steering Committee will be responsible for approving or denying selection, modification or replacement of Hematology Antigen Sets;

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                             (h)          appoint a Joint Development Committee for each Licensed Hematology Product in accordance with Section 2.8;

                             (i)          approve any Third Party Partners engaged in the development or commercialization of a Licensed Hematology Product;

                             (j)          review any publications arising from activities under the Hematology Alliance, as set forth in Section 13.6;

                             (k)          in accordance with Section 2.5, address and attempt to resolve such conflicts or disputes not resolved by the JDC (if applicable) that may arise during the course of the Hematology Alliance;

                             (l)          determine which Party will file, prosecute and maintain jointly owned Hematology Product Patents and Hematology Program Patents;

                             (m)          perform such other functions as appropriate to further the purposes of this Hematology Alliance Agreement as mutually determined by the Parties in writing.

              2.4          Limitations of Steering Committee Powers.  The Steering Committee will have only such powers as are specifically delegated to it in this Hematology Alliance Agreement, and will have no power to amend this Hematology Alliance Agreement or waive a Party’s rights or obligations under this Hematology Alliance Agreement.  Except as and to the extent set forth in Section 2.3, the Steering Committee will not be involved with the day-to-day management of the Hematology Alliance under this Hematology Alliance Agreement or any Hematology Commercial License Agreement.

               2.5          Steering Committee Actions.

                              (a)          General.

                                              (i)          In all matters, the Steering Committee will act reasonably and in good faith.  Except as expressly provided in subsection (b) below, actions to be taken by the Steering Committee pursuant to the terms of this Hematology Alliance Agreement will be taken only following the unanimous vote of the members of the Steering Committee.  The Steering Committee may seek advice from Third Party consultants as needed and agreed upon by the Steering Committee with each Party sharing equally in the cost of such consultants.

                                              (ii)         No business will be transacted at any meeting of the Steering Committee unless at least one representative from each Party is present.

                                              (iii)        Each Party will bear its own costs (including travel-related expenses) incurred in connection with its participation in the Steering Committee.

                               (b)          Dispute Resolution. Within thirty (30) days of the vote by the Steering Committee at which no unanimous decision was reached on a matter within its authority for which a formal decision is needed, any representative of the Steering Committee may refer the matter to the Chief Executive Officers of the Parties for resolution pursuant to Section 15.1.

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               2.6          Meetings of the Steering Committee. The Steering Committee:

                               (a)          will hold meetings at such times and places as will be determined by each Alliance Liaison in turn (with the first such determination to be made by the SMC Alliance Liaison), but in no event will such meetings be held in person less frequently than once every calendar quarter during any period when a Licensed Hematology Product is under active development (i.e., before SMC’s application for Marketing Approval), unless otherwise agreed by the Parties, and such meeting time and place will be coordinated with the Project Liaison, where the hTG Collaboration Agreement is ongoing.

                               (b)          may hold meetings in person or by telecommunication (including, but not limited to, telephone conference, video conference or webcasting); and

                               (c)          may act without a meeting if prior to such action a written consent thereto is signed by all representatives of the Steering Committee.

               2.7          Meeting Agendas; Minutes.  The Alliance Liaison selecting the location for the Steering Committee meeting or organizing the meeting by telecommunication (the “Host”) will prepare and distribute an agenda for the meeting at least five (5) business days before such meeting to all representatives of the Steering Committee.  At each Steering Committee meeting (whether held in person or by way of telecommunication), the Steering Committee will designate a secretary from among the representatives of the Steering Committee who will keep accurate minutes of the deliberations of the Steering Committee and record all proposed decisions and all actions recommended or taken. Drafts of the minutes will be delivered to all Steering Committee representatives within fifteen (15) business days after each meeting.  The Host will be responsible for the circulation of the draft minutes.  Draft minutes will be edited by the Project Liaisons and will be deemed accepted only with their respective written approval and agreement. In no event will any such approved minutes of the Steering Committee be deemed to be an amendment of this Hematology Alliance Agreement.

               2.8          The Joint Development Committee. For each Licensed Hematology Product, the Steering Committee will appoint a Joint Development Committee (hereinafter “JDC”) to manage certain aspects of the research, development and commercialization of such Licensed Hematology Products in accordance with the terms of this Agreement.  The Steering Committee will appoint each JDC within thirty (30) days of the Steering Committee’s approval of a Designated Hematology Antigen Set.

                               (a)          Composition. The Steering Committee will appoint an equal number of representatives from each Party, but in no event less than a total of three (3) or more than a total of five (5) per Party, to each such JDC. Such representatives will have the appropriate level of expertise in the scientific, clinical, business and financial aspects of the particular Licensed Hematology Product.  Representatives of the Steering Committee may serve on any JDC appointed hereunder.

                               (b)          Functions. In accordance with this Hematology Alliance Agreement and any Hematology Development Plan, the JDC will oversee research, development and commercialization for each Licensed Hematology Product, review and approve the applicable Hematology Development Plan (including any material amendments thereto), and review and approve the applicable Development Budget required under Section 3.3, and make all decisions not reserved to the Steering Committee or the Parties hereunder.

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                               (c)          Meetings. Each JDC will meet (in person or by telecommunication) in the manner provided in Section 2.6, as needed, but no less than quarterly during any period during which a Licensed Hematology Product is under active development (i.e., before SMC’s application for Marketing Approval).

                               (d)          Expenses. Each Party will pay all salary, overhead and expenses associated with membership of its respective representatives on a JDC.

                               (e)          Actions. The JDC will conduct its activities and review issues properly before it with full discussion of each of its representatives. Final decisions with respect to a particular Licensed Hematology Product will be made such that the relative votes held by each Party’s representative on a matter will be equal to each Party’s Product Ownership Percentage in the specific Licensed Hematology Product at issue, in accordance with the formula as set forth in Article 5, as measured at the time such issue requiring decision is first presented to the JDC.

                               (f)          The JDC will keep and circulate minutes of its meetings in the manner provided in Section 2.7.

3.          PRODUCT DEVELOPMENT

               3.1          Initiation of Licensed Hematology Product Development; Scope. Within one (1) year after the Effective Date, SMC will give written notice to THP identifying the first Hematology Antigen Set intended to be used in connection with the THP Animals to create the first Licensed Hematology Product. Such notice will include a physical description of each Hematology Antigen comprising such Designated Hematology Antigen Set. Promptly after selection of this first Designated Hematology Antigen Set, SMC, in consultation with THP, will prepare a Hematology Development Plan for each Licensed Hematology Product created from such Designated Hematology Antigen set, pursuant to Section 3.3. As set forth in detail in each Hematology Development Plan, and subject to the responsibilities of the Steering Committee and any JDC as set forth in Article 2, the Parties intend that SMC will be primarily responsible for all research, development and manufacturing activities related to each Licensed Hematology Product, except that, THP will have responsibility for creating and supplying SMC with breeding pairs of THP Animals and applicable THP Know-How for conducting research and development related to each Licensed Hematology Product pursuant to Sections 3.7 and 3.8.

               3.2          Nomination of Subsequent Hematology Antigen Sets. After selection by SMC of the first Designated Hematology Antigen Set as set forth in Section 3.1, each of SMC and THP will have the right, from time to time, to nominate different Hematology Antigen Sets intended to be used in connection with the THP Animals to create subsequent Licensed Hematology Products.  Each Party may exercise such right at any time following identification of the first Designated Hematology Antigen Set by delivering a written notice to the Steering Committee through such Party’s respective Alliance Liaison identifying such Designated Hematology Antigen Set, including a physical description of each Hematology Antigen comprising such subsequent Designated Hematology Antigen Set.  It is expressly understood that nothing in this Hematology Alliance Agreement is to be construed as an obligation on the part of SMC to exercise its Hematology Commercial Option with respect to any particular Designated Hematology Antigen Set.

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               3.3          Hematology Development Plan and Development Budget.

                               (a)               Hematology Development Plan.  The development of Licensed Hematology Products will be performed in accordance with a development plan covering and outlining the Pre-Clinical Activities and clinical studies, the manufacturing process development and scale-up, and such other tasks that must be completed for the filing of applications for Regulatory Approvals, as well as the general time frames and criteria for achievement of such tasks (the “Hematology Development Plan”).  Promptly after the Steering Committee approves a Designated Hematology Antigen Set, SMC will consult with THP in the preparation of each Hematology Development Plan with respect to each Licensed Hematology Product arising from such Designated Hematology Antigen Set, but implementation of the final Hematology Development Plan will be SMC’s responsibility, subject only to such review and approval by the Steering Committee and the JDC, as applicable pursuant to Section 2.8.  Any material changes to each Hematology Development Plan relating to the THP Platform must be approved by the Steering Committee.  THP may participate in the implementation of a particular Hematology Development Plan for a Licensed Hematology Product, provided that, the Steering Committee approves such participation.

                               (b)               Development Budget.  For each Licensed Hematology Product, prior to initiating those development activities the conduct of which is subject to an Opt-In Decision Point to which THP has an unexpired Opt-In Right, SMC will provide to the Steering Committee or the JDC (as applicable pursuant to Section 2.3), a budget setting forth the projected Development Costs with respect to such activities (each, a “Development Budget”), and an accounting of the Development Costs, if any, incurred by SMC or on its behalf with respect to the prior Opt-In Decision Point (for clarity, there will be no prior Development Costs with respect to the First Opt-In Decision Point). Each such Development Budget will be sufficiently detailed to enable THP to decide whether and at what Elected Percentage it will exercise the Opt-In Right with respect to a particular Opt-In Decision Point. SMC will deliver each Development Budget to the Steering Committee or JDC (as applicable) for review at least sixty (60) days prior to commencement of the development activities associated with a particular Opt-In Decision Point for which THP has an unexpired Opt-In Right.

               3.4          Regulatory Applications, Meetings and Correspondence.

                               (a)          Subject only to the prior approval by the Steering Committee or JDC, as applicable and pursuant to Section 2.3(c) and Section 2.8(b), SMC will be solely responsible for all activities and expenses in connection with seeking and obtaining the Regulatory Approvals for each Licensed Hematology Product, including without limitation, communicating and preparing and filing all reports (including without limitation, any adverse drug experience reports) with the FDA.  SMC will pay all fees associated with obtaining and maintaining the Regulatory Approvals, including any establishment license fees which must be paid with respect to facilities used in the manufacture of each Licensed Hematology Product. As between the Parties, SMC will maintain all Regulatory Approvals for Licensed Hematology Products in its own name. SMC will have the right, at no expense to THP, to use all Hematology Alliance Results and reports generated in the conduct of a Hematology Development Plan for the filing of applications for Regulatory Approval.

                               (b)          At SMC’s request and reasonable expense, THP will participate in and provide reasonable assistance to SMC regarding the preparation and filing of applications for Regulatory

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Approvals of each Licensed Hematology Product, and will attend meetings at regulatory agencies, where reasonably needed, in support of SMC’s applications for Regulatory Approvals.

                               (c)          To the extent practicable, SMC will provide thirty (30) day advance written notice to THP regarding any meetings or conference calls with the FDA or other regulatory agency to the extent they pertain to the THP Platform, and, if requested by THP, and as practicable, SMC agrees to include a THP representative in those meetings or calls.  Notwithstanding anything in this Hematology Alliance Agreement to the contrary, SMC or its agent will have exclusive responsibility for correspondence and any official communications with the FDA or any other regulatory authorities worldwide regarding a Licensed Hematology Product.

               3.5          Cross Reference.  To the extent not prohibited by an arrangement or an agreement with a Third Party, each Party will have the right to cross reference the CMC Section of the other Party for the purpose of supporting the clinical trials or the Regulatory Approvals of any of such other Party’s products made with the benefit of the THP Technology.  If THP desires to allow a Third Party that is commercializing or selling polyclonal antibody products made with the benefit of the THP Technology to cross reference the CMC Section of a filing made by SMC in support of clinical trials or Regulatory Approval for a Licensed Hematology Product, then THP may permit such Third Party to do so provided such Third Party pays SMC reasonable compensation for the costs and effort of creating and maintaining such CMC Section.  If requested by SMC, THP will grant to SMC’s licensees the right to cross reference the CMC Section of a filing made by THP in support of clinical trials or Regulatory Approval for a Licensed Hematology Product developed, made, used, imported or sold under a particular Hematology Commercial License.

               3.6          Records and Reporting.  SMC and THP (if applicable) will keep accounts, notes, data and records of all activities performed by it under each Hematology Development Plan in good scientific manner. SMC will provide periodic reports to the Steering Committee summarizing the activities of the respective Parties under each Hematology Development Plan.

               3.7          Manufacture and Supply of THP Animals.  THP will, at no expense to SMC, generate and supply to SMC reasonable quantities of THP Animals pursuant to achievement of the F2A+ Milestone, for SMC to use under the Research License and to evaluate whether it elects to exercise the Hematology Commercial Option.  If THP creates THP Animals that are improvements to F2A Animals during the term of this Hematology Alliance Agreement, THP will promptly notify SMC of such improvements.  Upon SMC’s reasonable request thereafter, THP, at no expense to SMC, will supply SMC with a sufficient number of improvement THP Animals (male and female) to start a breeding colony.  Further, SMC, at its own expense, will breed and maintain any THP Animals as necessary for its commercialization of each Licensed Hematology Product under the Hematology Alliance and the applicable Hematology Commercial License. If the Hematology Commercial Option expires without SMC having exercised the Hematology Commercial Option or if all existing Hematology Commercial Licenses terminate, and if neither the hTG Collaboration Agreement nor the hTG Commercial License is in effect between the Parties at such time, then THP may request in writing that SMC (i) return all such THP Animals as SMC has in its possession pursuant to this Hematology Alliance Agreement or any Hematology Commercial License to THP, at THP’s expense, or (ii) return all breeding pairs of THP Animals as SMC has in its possession pursuant to this Hematology Alliance Agreement or any Hematology Commercial License Agreement to THP and destroy all remaining THP Animals at SMC’s expense. SMC, its Affiliates, agents and Sublicensees will not use, distribute, breed or reverse engineer,

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or cause others to use, distribute, breed or reverse engineer, THP Animals for any purpose other than as set forth in this Hematology Alliance Agreement or in any Hematology Commercial License Agreement. The Parties agree to further negotiate in good faith promptly after the Effective Date an animal bailment agreement addressing any remaining provisions for the supply, care, disposition and replacement of the THP Animals.

               3.8          THP Animal Colony Maintenance. THP will maintain (at no expense to SMC) a breeding colony of each strain of THP Animal that is used by SMC in clinical trials or commercial production of a Licensed Hematology Product, comprising a sufficient number of animals as would be reasonably needed to re-establish a production colony for the exercise by SMC of the rights that are granted SMC under each Hematology Commercial License.  However, THP may elect to terminate the foregoing obligation to maintain such a breeding colony; provided that, THP will have the right to do so only upon six (6) months prior written notice to SMC.  If SMC notifies THP in writing during this six-month period that SMC wishes to assume the cost and maintenance of such breeding colony, then THP will, at SMC’s cost and expense, take actions reasonably needed, including, but not limited to, the grant of licenses and provision of technology transfer, to facilitate such transfer to SMC or its designee.

               3.9          Participation of Third Parties. Either Party may be approached by one or more Third Parties desiring to participate in, or contribute to (including, without limitation, through the contribution of a Hematology Antigen Set), the development or commercialization of a particular Licensed Hematology Product (each such Third Party, a “Third Party Partner”). As set forth in Section 2.3, The Steering Committee must approve any agreement or arrangement with a Third Party Partner with respect to development activities relating to a particular Licensed Hematology Product, such approval not to be unreasonably withheld.

               3.10          Efforts and Expenses.  Each Party will maintain scientific staff, laboratories, offices and other facilities necessary to carry out its responsibilities as set forth under a respective Hematology Development Plan. Except as set forth in the applicable Hematology Development Plan and Development Budget or as otherwise agreed in writing by the Parties, SMC will fund all Development Costs for each Licensed Hematology Product. Any Development Costs owed by one Party to the other as required by an applicable Hematology Development Plan and Development Budget will be paid to such other Party within ninety (90) days of the last day of such calendar quarter.

4.          COMMERCIALIZATION

              Upon exercise by SMC of the Hematology Commercial Option with respect to each Licensed Hematology Product pursuant to Article 7, and in accordance with the resulting Hematology Commercial License, SMC will be solely responsible for the commercialization of such Licensed Hematology Product pursuant to all the terms and provisions of the respective Hematology Commercial License Agreement, including the booking of all sales of each Licensed Hematology Product.  THP and Third Party Partners may participate in the commercialization of each Licensed Hematology Product, provided that, the Steering Committee approves such participation.

5.          THP FUNDING OPTION and THP PROFIT SHARING

               5.1          THP Funding Option. With respect to each Licensed Hematology Product, THP will have the right (the “Opt-In Right”) to co-fund the Development Costs for specific stages of product

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development under the particular Hematology Development Plan for each such Licensed Hematology Product (collectively, such Opt-In Rights, the “Funding Option”).  Each Opt-In Right will correspond to the following stages of development in a Development Track for each Licensed Hematology Product (“Opt-In Decision Point”): (1) Pre-Clinical Activities; (2) Phase I Clinical Trials; (3) Phase II or Phase IIb Clinical Trials; and (4) Phase III Clinical Trials and subsequent development activities (i.e., subsequent indications and labeling).  For clarification, the Hematology Development Plan and Development Budget for each Licensed Hematology Product will outline a path for preclinical and clinical development (“Development Track”) of each Licensed Hematology Product and identify Opt-In Decision Points. In some cases there may be multiple Development Tracks for one particular Licensed Hematology Product.  To the extent that one Licensed Hematology Product has more than one Development Track, each Development Track will have distinct Opt-In Decision Points related to that Development Track, subject to Section 5.2(a).

               5.2          Opt-In Term. The term of a particular Opt-In Right will be the period commencing on the date the JDC receives the Development Budget for development activities associated with the applicable Opt-In Decision Point and any accounting of prior Development Costs, and expiring on the date sixty (60) days from such receipt date (each, an “Opt-In Term”). At any time during the Opt-In Term, THP may exercise the Opt-In Right with respect to a particular Opt-In Decision Point by specifying in a written notice to SMC the percentage of Development Costs that it will fund, and such other information as set forth in Section 5.3 below (each, an “Opt-In Notice”); provided that, with respect to the Funding Option for a particular Licensed Hematology Product:

                               (a)          For any given Licensed Hematology Product arising from a Designated Hematology Antigen Set, THP may elect not to exercise the Opt-In Rights associated with the First and Second Opt-In Decision Points for the first Development Track for such Licensed Hematology Product; provided, however, that if THP does not exercise the Opt-In Right associated with the Third Opt-In Decision Point for such first Development Track prior to expiration of the applicable Opt-In Term, then THP will have no further right to co-fund the Development Costs for that particular Development Track, and consequently, no right to participate in a share of Operating Profit based on Opt-In Rights related to that Development Track for such Licensed Hematology Product.  It is further understood that THP will not have Opt-In Rights and will not be able to participate in a share of Operating Profit on additional Development Tracks for such Licensed Hematology Product pursuant to this Section 5.2 where it did not fully exercise its right to any of the Opt-In Rights associated with the first Development Track for such Licensed Hematology Product;

                               (b)          If THP has elected to exercise the Opt-In Right for the Third Opt-In Decision Point for a Development Track of a Licensed Hematology Product arising from a Designated Hematology Antigen Set, then THP may elect not to exercise its Opt-In Right for the Fourth Opt-In Decision Point for that Development Track without forfeiting THP’s right to participate in a share of Operating Profit for such Licensed Hematology Product; provided that, once THP has elected not to exercise its Opt-In Right for such Fourth Opt-In Decision Point for a given Development Track, THP will have no further rights to exercise any later Opt-In Rights for such Development Track of a Licensed Hematology Product.  In addition, in such case THP would have the right to exercise its Opt-In Rights with respect to additional Development Tracks for such Licensed Hematology Product, but only at an Elected Percentage which is no higher than the Product Ownership Percentage THP held in such Licensed Hematology Product at the time it elected not to so exercise its Opt-In Right for the Fourth Opt-In Decision Point; and

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                               (c)          Once THP has elected to exercise a particular Opt-In Right, THP will be responsible for payment in full of the Opt-In Payment associated with exercise of such Opt-In Right (as set forth in Section 5.5 below).

               5.3          Opt-In Notice. Each Opt-In Notice must specify the percentage of projected costs set forth in the Development Budget for each Development Track that THP elects to bear associated with a particular Opt-In Decision Point, which percentage will be no less than [**] and no more than [**] of such projected costs, in multiples of [**] (the “Elected Percentage”). THP may increase or decrease the Elected Percentage specified in Opt-In Notices with respect to subsequent Opt-In Decision Points in multiples of [**] (up to the ceiling of [**] and the floor of [**] for any given Opt-In Notice); provided that, THP may not increase the Elected Percentage specified in any Opt-In Notice for any Licensed Hematology Product arising from the same Designated Hematology Antigen Set (i.e., for the Third and Fourth Opt-In Decision Points, or any Opt-In Decision Points thereafter in any Development Tracks) above the Elected Percentage specified in the Opt-In Notice for the Second Opt-In Decision Point (or the Third Opt-In Decision Point if THP elects to Opt-In at the Third Opt-In Decision Point pursuant to subsection 5.2(a)) for the first Development Track of each Licensed Hematology Product).

               5.4          Opt-In Decision Points; Risk Premiums. The Opt-In Decision Points, descriptions of the four (4) development stages and Risk Premiums associated therewith are as follows:

                               (a)          First Opt-In Decision Point. The “First Opt-In Decision Point” will occur in a Development Track no later than the date sixty (60) days after SMC exercises a Hematology Commercial Option for a particular Licensed Hematology Product. The First Opt-In Decision Point will correspond to the Pre-Clinical Activities and IND filing (the “Preclinical Stage”) for a Development Track.  SMC will deliver a Development Budget for the Preclinical Stage to the JDC pursuant to Sections 2.3 and 3.3 at least sixty (60) days prior to commencement of the First Opt-In Decision Point.

                               (b)          Second Opt-In Decision Point. The “Second Opt-In Decision Point” will occur in a Development Track no later than the date sixty (60) days after the date upon which SMC files an IND for a particular Licensed Hematology Product. The Second Opt-In Decision Point will correspond to the conduct of a Phase I Clinical Trial using a Licensed Hematology Product (the “Phase I Stage”) for a Development Track. SMC will deliver a Development Budget for the Phase I Stage to the JDC pursuant to Sections 2.3 and 3.3 at least sixty (60) days prior to commencement of  the Second Opt-In Decision Point. The Risk Premium for this Opt-In Decision Point is equal to [**].

                               (c)          Third Opt-In Decision Point. The “Third Opt-In Decision Point” will occur in a Development Track no later than the date sixty (60) days after SMC enrolls the first human subject in a Phase II Clinical Trial or Phase IIb Clinical Trial for a particular Licensed Hematology Product. The Third Opt-In Decision Point will correspond to the conduct of a Phase II Clinical Trial or Phase IIb Clinical Trial using a Licensed Hematology Product (the “Phase II Stage”) for a Development Track. SMC will deliver a Development Budget for the Phase II Stage to the JDC pursuant to Sections 2.3 and 3.3 at least sixty (60) days prior to commencement of the Third Opt-In Decision Point.  The Risk Premium for this Opt-In Decision Point is equal to [**] and this stage will include all Phase II Clinical

**     This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Securities and Exchange Commission.

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Trials or Phase IIb Clinical Trials conducted for such indication and any additional Phase I Clinical Trials which may be requested by any regulatory authority to support such indication.

                               (d)          Fourth Opt-In Decision Point. The “Fourth Opt-In Decision Point” will occur in a Development Track no later than the date sixty (60) days after SMC enrolls the first human subject in a Phase III Clinical Trial and all subsequent development activities for a particular Licensed Hematology Product. The Fourth Opt-In Decision Point will correspond to the conduct of a Phase III Clinical Trial using a Licensed Hematology Product (the “Phase III Stage”) for a Development Track. SMC will deliver a Development Budget for the Phase III Stage to the JDC pursuant to Sections 2.3 and 3.3 at least sixty (60) days prior the Fourth Opt-In Decision Point. The Risk Premium for this Opt-In Decision Point is equal to [**]. However, if, according to the Hematology Development Plan received by the Steering Committee or JDC, Phase IIb Clinical Trial data are sufficient for filing an NDA or BLA for a particular Licensed Hematology Product, then there will be no Fourth Opt-In Decision Point for a particular Licensed Hematology Product.

               5.5          Payment Due Upon Delivery of an Opt-In Notice; Failure to Make Payment.

                               (a)          Upon delivery of a particular Opt-In Notice, THP will pay to SMC each of the following amounts (collectively, the “Opt-In Payment”):

(i)	A “Reimbursement Amount” calculated as (A x B) where:

	A =	the sum of the Development Costs, if any, incurred by SMC as of the commencement of the Preclinical Stage and up to the time of such Opt-In Decision Point for a particular Development Track

	B =	the Elected Percentage specified in the Opt-In Notice

(ii)	A “Premium Amount” calculated as (C x D) where:

	C =	Reimbursement Amount

	D =	Applicable Risk Premium (as described in Section 5.4 above)

(iii)	The “Elected Costs” calculated as (B x E) where:

	B =	the Elected Percentage specified in the Opt-In Notice

	E =	the total Development Costs for the activities to be undertaken during the development stage corresponding to such Opt-In Decision Point for a particular Development Track

If THP owes SMC a Reimbursement Amount upon delivery of a particular Opt-In Notice, then THP will pay SMC such Reimbursement Amount plus any applicable Premium Amount in two (2) equal installments: the first such installment due within sixty (60) days after delivery of the applicable Opt-In Notice, and the second due within one hundred twenty (120) days after such delivery. SMC will invoice the Elected Cost to THP at the end of each calendar quarter and THP agrees to pay such invoice within

**     This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Securities and Exchange Commission.

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thirty (30) days of receipt, provided that, if THP, at its own expense, is conducting a portion of the development work under a Hematology Development Plan for a Licensed Hematology Product as agreed to by the JDC, THP may apply those expenses it incurred for the Hematology Development Plan on a dollar for dollar basis toward its payment of Elected Cost.

                               (b)          If THP fails to pay to SMC the Opt-In Payment (or any part thereof) due with respect to a particular Opt-In Notice for a Licensed Hematology Product as set forth in subsection (a), then THP will have a sixty (60) day cure period after receipt of written notice from SMC of such failure to pay.  If such failure is not cured within the sixty (60) day cure period, then (i) THP will have no further Opt-In Right with respect to that Licensed Hematology Product; (ii) will forfeit its Product Ownership Percentage otherwise accruing to THP for that particular Opt-in Notice, but will retain its existing Product Ownership Percentage resulting from previous, if any, exercise of its Opt-In Rights; and (iii) SMC will reimburse THP for any Development Costs actually paid by THP pursuant to the particular Opt-In Notice at issue, if and when, Regulatory Approval is obtained for such Licensed Hematology Product for which THP has failed to make payment to SMC. Such repayment to be made as follows: SMC will pay to THP, at the time it pays to THP its share of Operating Profit pursuant to Section 5.6, an amount of Operating Profit equal to the difference between THP’s Product Ownership Percentage and [**], until such time as all such Development Costs actually funded by THP are reimbursed to THP.  Except as stated in the preceding sentence, all Development Costs paid by THP will be non-refundable.

               5.6          Share of Operating Profit. If THP exercises the Funding Option with respect to a particular Licensed Hematology Product, then the Parties will share in Operating Profits resulting from sales of such Licensed Hematology Product based on their respective Product Ownership Percentage.  SMC will pay to THP its share of Operating Profits, as further described in Part IV of Appendix 1, for such Licensed Hematology Product due hereunder that arise in a particular calendar quarter within sixty (60) days of the last day of such calendar quarter.

               5.7          Audit. Once per quarter, THP will be allowed to inspect SMC’s books and records related, either directly or indirectly, to determining the amounts of any payments made to THP hereunder.  THP will provide SMC with thirty (30) days’ written notice before any such inspection is conducted.  If any such inspection discloses an underpayment of payments hereunder of five percent (5%) or more of the amount actually due for any quarterly period, then SMC will promptly pay the reasonable cost of such inspection after SMC’s receipt of the bill/invoice for such inspection.  SMC will require its Affiliates and Sublicensees to keep such books and documentation to enable SMC to comply with this Section.  Failure to satisfy the terms and obligations of this Section will be a material default under this Hematology Alliance Agreement.

               5.8          Relative Ownership of Licensed Hematology Products. The relative ownership interest of the Parties in each Licensed Hematology Product will be based on the relative funding each Party contributed to the Development Costs for such Licensed Hematology Product across all Development Tracks and incurred as of the date of such ownership percentage calculation (the “Product Ownership Percentage”); provided that, any Premium Amount paid by THP will not be creditable towards THP’s Product Ownership Percentage for a particular Licensed Hematology Product.

**     This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Securities and Exchange Commission.

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                               (a)          Calculation of Product Ownership Percentage. The Product Ownership Percentage of each Licensed Hematology Product for each Party will be calculated by:

                                               (i)           first determining the total adjusted dollars (the “TAD”)contributed by one Party (or a Third Party Partner) as of the date of calculation as follows:

TAD =	[([**] x A) + ([**]x B) + ([**] x C) + D)]

Where:

(A) =	actual Development Costs contributed by such Party (or Third Party Partner) for all Preclinical Stages across all Development Tracks

(B) =	actual Development Costs contributed by such Party (or Third Party Partner) for all Phase I Stages across all Development Tracks

(C) =	actual Development Costs contributed by such Party (or Third Party Partner) for all Phase II Stages across all Development Tracks

(D) =	actual Development Costs contributed by such Party (or Third Party Partner) for all Phase III Stages across all Development Tracks and then:

                                               (ii)          dividing the TAD calculated for one Party (or Third Party Partner) by the sum of the TAD values obtained for both Parties and any Third Party Partner, for example, as follows for calculation of THP’s Product Ownership Percentage of a Licensed Hematology Product:

[(TAD for THP)] / [(TAD for THP) + (TAD for SMC) + (TAD for Third Party Partner)] = THP’s Product Ownership Percentage

               5.9          Termination of Product Development.  In the event the development of any Licensed Hematology Product is terminated by SMC, across all Development Tracks, whether for scientific, commercial or other reasons (a “Terminated Product”), SMC shall report on such termination decision to the Steering Committee, including an explanation of the reasons and rationale underlying its decision to so terminate.  The Parties agree and acknowledge that if, at the time the decision is made by SMC to so terminate such development of a Licensed Hematology Product, THP has elected to exercise its Opt-In Right with respect to one or more Development Tracks with respect to such Terminated Product and has in fact funded its share of Development Costs associated therewith, then SMC, upon request by THP, shall meet in good faith with THP to negotiate whether, and under what terms, THP may have the right to continue at its sole discretion the development of such Terminated Product, and the Parties shall take into consideration at least the following in the course of such good faith negotiations: (i) the extent to which both THP and SMC have participated in the aggregate Development Costs for such Terminated Product; (ii) any technical or scientific hurdles associated with such Terminated Product; (iii) any safety or efficacy concerns or issues with respect to such Terminated Product; (iv) any competitive or commercial

**     This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Securities and Exchange Commission.

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concerns with respect to such Terminated Product, including whether such Terminated Product is competitive with one or more products then commercialized or to be commercialized by SMC; (v) the status of all other Licensed Hematology Products under development at such time; (vi) whether, if such Terminated Product is transferred to THP, SMC shall nonetheless continue to have a right to co-fund its development; and (vii) the mechanism whereby SMC would be compensated for its Development Costs expended to date as of the date of termination of such Terminated Product.

6.          INFORMATION EXCHANGE; EXCHANGE OF REAGENTS

               6.1          Information Exchange. In accordance with this Hematology Alliance Agreement and the terms of any Hematology Commercial License Agreement, THP will disclose to SMC through its Alliance Liaison or such other personnel as designated in writing by the Parties, such of the THP Technology, Hematology Alliance Results, Hematology Alliance Inventions, hTG Program Results, hTG Program Inventions and THP Inventions in its possession as are reasonably useful for SMC to conduct its work under the Hematology Alliance and to practice the licenses and exercise the rights granted to it under the Hematology Commercial Option and any Hematology Commercial License Agreement.

               6.2          Access to Personnel. During the term of this Hematology Alliance Agreement, and any Hematology Commercial License Agreement, SMC will have the right to request and receive reasonable assistance from one or more of THP’s employees to facilitate the transfer of THP Technology, Hematology Alliance Results, Hematology Alliance Inventions, hTG Program Results, hTG Program Inventions and THP Inventions to SMC as are reasonably useful for SMC to conduct its work under the Hematology Alliance and to practice the licenses and exercise the rights granted to it under the Hematology Commercial Option and any Hematology Commercial License Agreement, including without limitation as may be necessary for preparation of materials and Information for use in activities to support applications for Regulatory Approvals.

               6.3          Costs and Expenses of Information Exchange. THP will bear all costs and expenses associated with the services to be performed by THP employees under Sections 6.1 and 6.2, except as otherwise provided.

               6.4          Exchange of Reagents. Each Party will provide the other Party, without expense to the other Party, a sample of each Reagent in its possession that is a Hematology Alliance Result or Hematology Alliance Invention. In addition, THP will provide SMC, without expense to SMC, a sample of each Reagent developed and owned by THP outside the scope of this Hematology Alliance Agreement that is THP Know-How and not a Hematology Alliance Result or a Hematology Alliance Invention. SMC will use such Reagents provided to SMC as THP Know How solely for research under the Research License or for commercialization of Licensed Hematology Products under any Hematology Commercial License.  Unless otherwise agreed by the Parties, each Party will treat Information concerning such Reagents received from the other Party as Confidential Information subject to Article 13 of this Hematology Alliance Agreement.  For purposes of this Section, the term “Reagents” includes the technical information on the composition, making and using of such Reagents.  Nothing in this Section will be construed (a) as requiring either Party to breach any contractual obligation to a Third Party entered into before development of the relevant Reagent by such Party, or (b) as requiring THP to provide any Reagents for the creation or development of Transgenic Animals or Transgenic Cells.

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7.          OPTION GRANT; LICENSE GRANTS; EXCLUSIVITY

               7.1          Grant of Option.  THP hereby grants to SMC a continuing option (the “Hematology Commercial Option”) to obtain one or more Hematology Commercial Licenses (the form of which is attached hereto as Appendix 2) as set forth below, for each separate Designated Hematology Antigen Set as to which SMC desires to pursue commercialization of Licensed Hematology Products resulting from use thereof in connection with the THP Animals.  SMC may exercise the Hematology Commercial Option at any time during the Hematology Commercial Option Period.  The Hematology Commercial Option is exclusive to SMC in that:  (a) THP agrees not to grant at any time to a Third Party another concurrently effective license or option to license under the THP Technology in the Hematology Field; (b) from the date of receipt of written notice of each Designated Hematology Antigen Set, THP agrees that for a period of [**] after that date, THP will not grant to a Third Party another concurrently effective license or option to license under the THP Technology with regard to the Designated Hematology Antigen Set set forth in the notice; and (c) THP will not, except in the conduct of the Hematology Alliance, use any Designated Hematology Antigen Set.

               7.2          Option Fee.  Upon the Effective Date, SMC will pay to THP a non-refundable, non-creditable Hematology Commercial Option fee of [**].

               7.3          Research License Grant to SMC.  Subject to the terms of this Alliance Agreement, THP hereby grants to SMC and its Affiliates a non-exclusive, royalty-free, fully-paid, worldwide right and license under the THP Technology, for Research Purposes only, to discover, develop, make, have made, and use polyclonal antibodies in the Exclusive Hematology Field (such polyclonal antibodies the “Research Antibodies”), effective during the term of this Hematology Alliance Agreement (the “Research License”).  The Research License excludes any right to Sublicense, transfer THP Animals to Third Parties, or any license to commercialize any product or to assist any Third Party to commercialize any product.  Notwithstanding any other provision of this Hematology Alliance Agreement, in no event will SMC or its Affiliate file, or authorize any Third Party to file, an IND (or its equivalent) with respect to any Research Antibodies or initiate, or authorize any Third Party to initiate, clinical trials in humans with respect to any Research Antibodies, unless and until SMC and THP have entered into a Hematology Commercial License Agreement.  SMC covenants and agrees that it will not use the THP Technology except in the course of conducting research activities within the scope of this Hematology Alliance Agreement, or if executed, any Hematology Commercial License Agreement. It is understood and agreed that no implied licenses or rights are conveyed to SMC under this Hematology Alliance Agreement, and that no license or other right will be created hereunder by implication.  Notwithstanding the foregoing, SMC will have the right, under the Research License, to transfer to Third Party subcontractors and academic collaborators biological materials created through use of the THP Animals, but not the right to transfer THP Animals themselves, for Research Purposes consistent with the rights granted in this Section 7.3, and pursuant to a materials transfer agreement with terms of use at least as strict as those set forth herein.

               7.4          Exercise of Option.  SMC may, at any time during the Hematology Commercial Option Period and as many times as it chooses, exercise the Hematology Commercial Option to take a Hematology Commercial License with respect to a Licensed Hematology Product by delivering to THP, a

**     This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Securities and Exchange Commission.

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written notice that:  (a) sets forth the Designated Hematology Antigen Set to be the subject of the Hematology Commercial License; and (b) states that SMC elects to exercise the Hematology Commercial Option.  To be an effective exercise of the Hematology Commercial Option, SMC must pay the license issue fee specified in the Hematology Commercial License Agreement concurrently with the delivery of the written notice of exercise.  Upon receipt by THP of a notice of exercise from SMC and payment of the license issue fee, a Hematology Commercial License specific to the Designated Hematology Antigen Set described in the notice will be granted under the terms set forth in attached Appendix 2.  Upon completion of the license by addition of such definition of the Designated Hematology Antigen Set and execution of the Hematology Commercial License by the Parties (which will be required where the other requirements of this Section 7.4 have been met), such license will become of full force and effect.

               7.5          Expiration of Option.  Unless otherwise provided herein, the Hematology Commercial Option expires on midnight of the last day of the Hematology Commercial Option Period.  Notwithstanding the foregoing sentence, the Hematology Commercial Option will expire before the last day of the Hematology Commercial Option Period in the following cases:

                               (a)          If  SMC does not deliver to THP a written notice that sets forth a Designated Hematology Antigen Set for the first Licensed Hematology Product, within [**] after the Effective Date, the Hematology Commercial Option will expire at midnight of the date [**] after the Effective Date.  SMC will then have no right, claim or interest in or to the THP Technology under this Hematology Alliance Agreement, and the Hematology Alliance Agreement will immediately terminate and be of no further force and effect.

                               (b)          If SMC does not exercise the Hematology Commercial Option to obtain a first Hematology Commercial License on or before the date [**] after the achievement of the F2A+ Milestone, the Hematology Commercial Option will expire at midnight on the date [**] after the achievement of the F2A+ Milestone.  SMC will then have no right, claim or interest to any licenses in or to the THP Technology under this Hematology Alliance Agreement, and this Hematology Alliance Agreement will immediately terminate and be of no further force and effect.

                               (c)          If SMC does not exercise the Hematology Commercial Option to obtain a first Hematology Commercial License on or before the date [**] after the Effective Date, the Hematology Commercial Option will expire at midnight on the date [**] after the Effective Date.  SMC will then have no right, claim or interest to any licenses in or to the THP Technology under this Hematology Alliance Agreement, and the Hematology Alliance Agreement will immediately terminate and be of no further force and effect.

                               (d)          If SMC does not exercise the Hematology Commercial Option to obtain a second Hematology Commercial License on or before the date [**] after the effective date of the first Hematology Commercial License, the Hematology Commercial Option will expire at midnight on the date [**] after the effective date of the first Hematology License.  SMC will have no right, claim or interest to any subsequent licenses in or to the THP Technology under this Hematology Alliance Agreement.

**     This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Securities and Exchange Commission.

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                               (e)          If SMC does not exercise the Hematology Commercial Option to obtain a third Hematology Commercial License on or before the date [**] after the effective date of the first Hematology Commercial License, the Hematology Commercial Option will expire at midnight on the date [**] after the effective date of the first Hematology Commercial License.  SMC will have no right, claim or interest to any subsequent licenses in or to the THP Technology under this Hematology Alliance Agreement.

               7.6          Non-Exclusive License Grant to THP.

                                                (i)          SMC will provide to THP written notice of each Hematology Alliance Invention that is other than a Hematology Antigen Set, an Exclusive Antigen therein, or any method of making same (the “Excluded Inventions”) and that is solely owned by SMC (in accordance with Section 9.3(d)).  Subject to the terms of this Section 7.6, SMC hereby grants to THP a nonexclusive, royalty-free, fully-paid, worldwide, perpetual (subject to Section 7.6(ii) below) license under SMC’s interest in and to any then existing and future (a) Hematology Alliance Inventions (other than the Excluded Inventions), (b) any Hematology Program Patents, and (c) those Hematology Product Patents that are not Hematology Antigen Patents, and (d) other intellectual property appurtenant to the items in (a), solely owned by SMC (the “SMC Technology”) to use, exploit and otherwise practice the SMC Technology solely in the THP Field (the “THP Non-Exclusive License”).  Subject to the prior sentence, THP will have the right to grant sublicenses to a Third Party under the THP Non-Exclusive License granted hereunder provided that each such sublicense is granted in conjunction with either: (1) a grant by THP to such Third Party of a license under the THP Technology, provided that, practice of the sublicense granted under the THP Non-Exclusive License is required to be concurrent with practice of the rights granted under the license to the THP Technology; or (2) a sale by THP of an antibody product made through the use or practice of the THP Technology to a Third Party.  It is understood and agreed that no implied licenses or rights are conveyed to THP under this Hematology Alliance Agreement, and that no license or other right will be created hereunder by implication. THP covenants and agrees that its practice of the THP Non-Exclusive License granted hereunder will be limited to the use, exploitation and practice of the SMC Technology solely in the THP Field as permitted hereunder.

                                                (ii)          Upon any breach of the THP Non-Exclusive License granted to THP pursuant to this Section 7.6, SMC will provide THP with written notice thereof and may elect to terminate the THP Non-Exclusive License, but only as provided in this clause (ii). THP will have ninety (90) days from receipt of written notice from SMC alleging breach to cure any such alleged breach, provided that in the event the alleged breach is not susceptible to cure in such ninety (90) day period, but is susceptible to cure within a longer period of time, and further provided that THP has taken diligent efforts to cure such alleged breach, the cure period will automatically be extended to one hundred and eighty (180) days.  Upon the end of the relevant cure period, SMC may terminate the THP Non-Exclusive License, provided however, that in the event any good faith dispute arises between the Parties as to any aspect of the alleged breach or its cure, any termination will be stayed until such dispute is resolved pursuant to Article 15.

               7.7          Exclusivity.

                               (a)          General.  During the Term of this Hematology Alliance Agreement and/or the term of any Hematology Commercial License Agreement, THP covenants that it will not (i) either itself

**     This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Securities and Exchange Commission.

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(except in collaboration with SMC hereunder), or with or through any Affiliate or Third Party by contract, license or otherwise, make, have made, use, sell, offer to sell or import any polyclonal antibody product that results from inoculating THP Animals with a Designated Hematology Antigen Set, such that each antigen included within a Designated Hematology Antigen Set is used over the course of manufacturing such product in the THP Animals, and no other Hematology Antigens other than those included in the Designated Hematology Antigen Set are used in the course of that manufacture, or (ii) grant any right or license to any Third Party by contract or otherwise, to make, have made, use, sell, offer to sell or import Licensed Hematology Products.

                               (b)          Covenant in Third Party Grants.  During the Term of this Hematology Alliance Agreement and also, if the Hematology Commercial License Option is exercised, the term of any applicable Hematology Commercial License, THP covenants that it will structure any and all alliances, collaborations, licenses or other agreements which convey rights to the THP Technology with a Third Party (“Third Party Agreements”) to include a covenant such that neither THP nor such Third Party will make, use, sell, offer to sell or import in the Exclusive Hematology Field any product containing polyclonal antibodies that result from inoculating THP Animals with one or more antigens from any source; provided that, after Completion of a Required Phase II Clinical Trial for a particular polyclonal antibody product investigating any premise other than the treatment or prevention of a Hematologic Tumor, the field of use for such polyclonal antibody product may immediately become the Unrestricted Field. For clarity, subject to the restrictions of Section 7.7(d), THP may grant licenses to Third Parties under the THP Technology in any field outside the Exclusive Hematology Field and THP may enter into any agreement with a Third Party that permits the Third Party to make, Use, Sell, offer to Sell or import polyclonal antibody products in the Exclusive Hematology Field, [**].

                               (c)          Audit Rights; Enforcement.  SMC will have the right, upon reasonable notice to THP, to audit all Third Party Agreements, but only with respect to those provisions addressing the restrictions set forth in Section 7.7(b), to ensure THP’s compliance with its obligations under Section 7.7(b).  Further, in the event any such Third Party is in material breach of any such restriction as set forth in any such Third Party Agreement, THP agrees to promptly notify SMC, and the Steering Committee will meet to discuss such breach, and designate the appropriate Party to pursue any claim or action against such Third Party.

                               (d)          Exclusivity of Hematology Antigen Sets.  During the Term of this Hematology Alliance Agreement and also, if any Hematology Commercial Option is exercised, the term of the applicable Hematology Commercial License Agreement, THP covenants that it will not: (a) grant a license to any Third Party to use the THP Technology and a Designated Hematology Antigen Set which is the subject of that Hematology Commercial License for the production of a polyclonal antibody product in any field of use; (b) grant a license to any Third Party to use an Exclusive Antigen in conjunction with the THP Technology for the production of a polyclonal antibody product for any Hematologic Use; (c) itself, or through an Affiliate, use the THP Technology and a Designated Antigen Set which is the subject of that Hematology Commercial License for the production of a polyclonal antibody product in any field of use; and (d) itself, or through an Affiliate, use an Exclusive Antigen in conjunction with the THP Technology for the production of a polyclonal antibody product for any Hematologic Use. “Exclusive Antigen” means a Hematology Antigen within a Designated Hematology Antigen Set which is the

**     This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Securities and Exchange Commission.

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subject of a Hematology Commercial License; and (i) is designated by SMC as such concurrent with the effective date of such Hematology Commercial License; and (ii) for which THP has not granted rights to a Third Party prior to its designation by SMC in (i).  For clarity, SMC may designate only one Exclusive Antigen under each Hematology Commercial License. As used herein, “Hematologic Use” means:  (a) to conduct a Clinical Trial for a polyclonal antibody product in the Exclusive Hematology Field; or (b) to obtain Regulatory Approval to sell a polyclonal antibody product in the Exclusive Hematology Field.

               7.8          No Implied Rights. The Parties hereby agree that neither Party transfers to the other Party by operation of this Hematology Alliance Agreement any Patent Rights, copyright right, trademark right or other proprietary right of any Party, except as specifically provided herein.

               7.9          Indemnification. SMC AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS THP, THE INVENTORS, AND ALL OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS OF THP (COLLECTIVELY, THE “INDEMNITEES”) FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES AND LIABILITIES, INCLUDING LEGAL COSTS AND FEES, OF OR ASSERTED BY ANY THIRD PARTIES (WHETHER GOVERNMENTAL OR PRIVATE) ARISING FROM THE USE OF THP TECHNOLOGY UNDER THE RESEARCH LICENSE BY OR FOR SMC OR ITS AFFILIATES, OR ARISING FROM THE USE OR MAINTENANCE OF ANY THP ANIMALS RECEIVED FROM THP UNDER THIS HEMATOLOGY ALLIANCE AGREEMENT OR DERIVED FROM THP ANIMALS RECEIVED FROM THP UNDER THIS HEMATOLOGY ALLIANCE AGREEMENT. THE FOREGOING INDEMNITY WILL NOT BE AVAILABLE TO ANY INDEMNITEE TO THE EXTENT ANY CLAIM, DAMAGE, OR LIABILITY ARISES FROM GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE IN THE USE OF SUCH THP TECHNOLOGY, ALTHOUGH ANY INDEMNITEE NOT GUILTY OF SUCH ACTS WILL NOT BE SUBJECT TO THIS LIMITATION AND WILL CONTINUE TO BENEFIT FROM SUCH INDEMNITY.

8.          DILIGENCE

             General Diligence Obligation.  Each Party will use commercially reasonable diligent efforts to perform its respective obligations under this Hematology Alliance Agreement.  All efforts of a Party’s Affiliates and permitted licensees and sublicensees will be considered efforts of such Party for the purpose of determining a Party’s compliance with its obligations under this Article 8.

9.          OWNERSHIP

              9.1          Obligation to Inform. SMC and THP each will inform the other of all Hematology Alliance Results, Hematology Alliance Inventions and THP Inventions made either by SMC or THP individually, or by SMC and THP jointly, as applicable.

              9.2          Ownership of Tangible Materials.

                              (a)          THP Animals.  Subject to Section 3.7, THP will own all right, title and interest in and to THP Animals (except as set forth in (b) below)) whether located at facilities owned or controlled by SMC, its Affiliates, agents, or Sublicensees.

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                              (b)          Licensed Hematology Products.  SMC, its Affiliates, or its Sublicensees will own all right, title and interest in and to any Licensed Hematology Products made by them. This subsection (b) is expressly understood to apply only to such physical embodiments of such Licensed Hematology Products and not to any intangible property, such as inventions, Patent Rights or Information rights related to or covering such Licensed Hematology Products.

              9.3          Ownership of Intangible Property.

                               (a)          THP Know How.  THP will own all right, title and interest in and to THP Know How.

                               (b)          THP Inventions and Patents.  THP will own all right, title, and interest in and to, all THP Inventions, whether conceived or made solely by the employees of THP or SMC, or jointly by the employees of THP and SMC.   THP and its licensors will own all right, title and interest in and to THP Patents, which will be subject to the rights granted to same under Article 7 hereto and as may be granted in the Hematology Commercial Licenses.

                               (c)          Hematology Alliance Results.  All right, title and interest in and to the Hematology Alliance Results, including any intellectual property appurtenant thereto, will be owned jointly by the Parties without a duty of accounting to the other Party, but subject to the rights granted under Article 7 and as may be granted in any Hematology Commercial License Agreement.

                              (d)          Hematology Alliance Inventions, Hematology Product Patents and Hematology Program Patents.

                                              (i)          THP will own all right, title and interest in and to Hematology Alliance Inventions, including any Hematology Program Patents, Hematology Product Patents or other intellectual property appurtenant thereto, conceived or made solely by the employees of THP or of its Affiliates, agents or sublicensees subject to Section 7.1 and such rights as may be granted under any Hematology Commercial License Agreement.

                                              (ii)          SMC will own all right, title and interest in and to Hematology Alliance Inventions, including any Hematology Program Patents, Hematology Product Patents or other intellectual property appurtenant thereto, conceived or made solely by the employees of SMC or of its Affiliates, agents or Sublicensees subject to the license to THP set forth in Section 7.6.

                                              (iii)          The Parties will each own an undivided equal interest in and to Hematology Alliance Inventions, including any Hematology Program Patents, Hematology Product Patents or other intellectual property appurtenant thereto, conceived or made jointly by the employees of THP or of its Affiliates, agents or sublicensees, on the one hand, and the employees of SMC or of its Affiliates, agents or Sublicensees, on the other hand, without a duty of accounting to the other Party, except as otherwise provided herein, but subject to Section 7.1 and such rights as may be granted in any Hematology Commercial License Agreement.

                                              (iv)          Notwithstanding the foregoing, if a Party elects neither to pursue Patent Rights for, nor to treat as a trade secret, any Hematology Alliance Invention solely owned by it, then upon written request from the other Party, it will permit the other Party, at such other Party’s expense, to file

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and prosecute Patent Rights claiming such Hematology Alliance Inventions; provided that, the other Party covenants that it will promptly file and prosecute Patent Rights thereon.

                               (e)          Cooperation.  Each Party agrees to assign to the other Party all such right, title and interest in and to such inventions and intellectual property as is necessary to carry out the intent of the Parties as expressly set forth in this Section 9.3.

              9.4          Ownership of Regulatory Approvals. SMC, its Affiliates, agents or sublicensees will own all right, title and interest in and to any Regulatory Approvals of Licensed Hematology Products, and all applications or the filings therefor, including any intellectual property appurtenant to such filings and approvals.

10.          INTELLECTUAL PROPERTY

              10.1          Patent Filing, Prosecution and Maintenance.

                               (a)          THP Patents.   THP will be responsible for pursuing patent protection for the THP Patents at its sole discretion and sole expense. In the event that a THP Patent claims a THP Invention, THP will have the right, at its sole expense and election, to pursue such THP Patent; provided that, if THP intends not to file or to abandon a THP Patent claiming any such THP Invention, then THP will provide written notice of such intention to SMC and SMC will have the right to undertake such filing or maintenance, and SMC will thereafter have the right, but not the obligation, at its sole expense, to pursue a THP Patent claiming any such THP Invention.

                               (b)          Hematology Program Patents. In accordance with Article 2, the Steering Committee will determine the Party responsible for prosecuting jointly owned Hematology Program Patents. Each Party may pursue prosecution in its sole discretion and sole expense for any Hematology Program Patents of which it is the sole owner.

                               (c)          Hematology Product Patents.  Each Party may pursue prosecution, in its sole discretion and at its sole expense for any Hematology Product Patent of which it is the sole owner.  THP agrees to consult with SMC regarding patent prosecution decisions for Hematology Product Patents prosecuted by it and to consider in good faith any comments by SMC prior to taking any action to implement such decisions. Notwithstanding the foregoing, if THP intends not to file or to abandon a Hematology Product Patent, then THP will provide written notice of such intention to SMC within a sufficient time for SMC to undertake such filing or maintenance, and SMC will thereafter have the right, but not the obligation, at its sole expense, to pursue any such Hematology Product Patent.  In accordance with Article 2, the Steering Committee will determine the Party responsible for prosecuting any Hematology Product Patents jointly owned by the Parties.

              10.2          Patent Enforcement.

                               (a)          THP Patents.

                                              (i)          Except as otherwise provided in subsection (d) below, THP will have the sole right, but not the obligation, to enforce any THP Patents. THP acknowledges and agrees that it will not notify or take action against a Third Party making, using, selling, offering for sale or importing a

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Licensed Hematology Product that it believes infringes a THP Patent without first obtaining the consent of SMC, which consent will not be unreasonably withheld.

                                              (ii)          Subject to clause (i) above, if either Party learns that a Third Party (the “Infringer”) is: Selling, offering to Sell, or importing a product which is competitive with a Licensed Hematology Product in the country in which sold or imported into, and such competitive product is believed by either Party to infringe one or more claims of an issued patent within  the THP Patents in the same country; then that Party will notify the other Party, in writing, of such infringing activity.  As soon as possible thereafter, the Parties will convene a meeting at which they will discuss in good faith all available evidence of such infringement and the appropriate manner of addressing such infringement, including preventing and/or stopping infringing activities (for example, by way of seeking a preliminary injunction) and preserving the Parties’ rights to past and future damages (for example, by way of sending a cease and desist letter).  The Parties may agree to pursue the Infringer jointly, sharing attorneys and costs, or may agree not to pursue the Infringer, or may decide to designate either Party as the controlling party of any lawsuit.  In discussing this matter, the Parties recognize the following interests of each Party: THP recognizes that SMC will make a significant investment in commercializing Licensed Hematology Products, that SMC has an interest in protecting its market share in each country in which there is an issued THP Patent, and that SMC is licensing the Licensed THP Patents, in part, to protect such market share.  SMC recognizes that THP has an interest in preventing infringement of the THP Patents, and in collecting royalties on the Sale, Use, or importation of products covered by its patent interests, [**].  The Parties agree to take into account each Party’s interest in formulating the response, if any, to infringement or threatened infringement of the THP Patents.

                                              (iii)          In the event either Party under this Section 10.2(a) proceeds against such an Infringer, during the preparation and pendency of any such proceeding, the instituting Party will cooperate with the other Party by: (1) keeping the other Party reasonably informed as to the status of such proceeding including providing copies of all documents filed in, and written communications relating to, such proceeding to the extent the interests of THP and SMC are not adverse; and (2) consulting with the other Party regarding the strategy for, and status of, such proceeding, including providing the other Party with an opportunity to make suggestions and comments regarding such proceeding.  Any of the foregoing obligations will be subject to each Party’s desire or need to preserve any attorney-client privilege, or work-product privilege, which will take precedence.

                                (b)          Hematology Program Patents. The sole owner of any Hematology  Program Patent will have the sole right, but not the obligation, to enforce such Hematology Program Patent against Third Parties at the owner’s expense.

                                (c)          Jointly Owned Hematology Program Patents and Product Patents. In the case of jointly owned Hematology Program Patents and Hematology Product Patents, the Steering Committee will determine the Party responsible for enforcing any such Patent Right against Third Parties.  Both Parties acknowledge and agree that during the period and in a jurisdiction where SMC has exclusive rights to jointly owned Hematology Program Patents and Hematology Product Patents under this Hematology Alliance Agreement or any Hematology Commercial License Agreement neither Party will notify or take any action against a Third Party with respect to the infringement of such jointly owned

**     This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Securities and Exchange Commission.

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Hematology Program Patents and Hematology Product Patents without first obtaining consent of the other Party, which consent will not be unreasonably withheld.

                                 (d)          Hematology Product Patents.  If the manufacture, use, import, offer for sale or sale of a Third Party’s product infringes a claim in a Hematology Product Patent solely owned by THP, then THP will have the first right to enforce such Hematology Product Patent against the infringer.  SMC will have the right to join any such action by THP to assert its own rights under such patents.  If THP declines (or does not exercise) its first right within 120 days of notice of the infringement, then SMC will have the right, but not the obligation, to enforce such Hematology Product Patent against the infringer.  If the manufacture, use, import, offer for sale or sale of a Third Party’s product infringes a claim in a Hematology Product Patent solely owned by SMC, then SMC will have the first right to enforce such Hematology Product Patent against the infringer and THP will join SMC in such action at SMC’s request and sole expense.  THP will have the right to join any such action by SMC to assert its own rights under such patents.  If SMC declines (or does not exercise) its first right within 120 days of notice of the infringement, then THP will have the right, but not the obligation, to enforce the Hematology Product Patent against the infringer.

                                 (e)          Notice and Cooperation. Each Party will notify the other Party of any Third Party infringement activity with respect to any Patent Rights licensed under this Hematology Alliance Agreement and any Hematology Commercial Licenses of which it becomes aware; and each Party will reasonably cooperate with the other Party in connection with the enforcement of Patent Rights pursuant to this Section 10.2.  The Party that controls the action will bear the reasonable expenses incurred by the other Party in providing such assistance and cooperation as is requested under this subsection (e).

                                 (f)          Allocation of Recovery.

                                              (i)          Action Initiated by THP.  If THP initiates legal action in accordance with this Hematology Alliance Agreement against an infringer of a Hematology Product Patent or a Hematology Program Patent, any recovery, by way of damages or otherwise, by THP will first be allocated to pay one hundred fifty percent (150%) of THP’s actual costs and expenses in conducting such legal action against the infringer with respect to infringement of such Patent Rights, and any remaining amount from such recovery (the “Remaining Recovery”) will be allocated between the Parties as set forth in clause (iv) below.  THP may not settle, compromise or otherwise terminate such legal action in any way that compromises or negatively affects SMC’s rights under this Hematology Alliance Agreement or the applicable Hematology Commercial License Agreement without the written consent of SMC, which consent will not be unreasonably withheld.

                                              (ii)          Action Initiated by SMC.  If SMC initiates legal action under this Hematology Alliance Agreement against an infringer of a Hematology Product Patent or Hematology Program Patents, any amounts recovered thereby, by way of damages or otherwise, will first be allocated to pay one hundred fifty percent (150%) of SMC’s actual costs and expenses in conducting such legal action against the infringer of such Patent Rights, and any Remaining Recovery will be allocated between the Parties as set forth in clause (iv) below.

                                              (iii)          Joint Actions. Any legal action brought jointly by SMC and THP against an infringer of a Hematology Product Patent or a Hematology Program Patent, and participated in by both Parties, will be at the joint expense of the Parties and all recoveries will be allocated in the

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following order: (1) to each Party for reimbursement in equal amounts of up to one hundred fifty percent (150%) of each such Party’s attorney’s costs, fees, and other related expenses to the extent each Party paid for such costs, fees, and expenses until all such costs, fees, and expenses are consumed for each Party; and (2) any Remaining Recovery will be allocated between the Parties as set forth in clause (iv) below.  Both SMC and THP must consent in writing to any settlement agreement to resolve such suit and, in any such settlement agreement, SMC will be given the right to grant sublicenses under any rights obtained by means of such settlement to which it has been granted an exclusive license under any Hematology Commercial License Agreement .

                                              (iv)          Allocation of Remaining Recovery.  Any Remaining Recovery will be allocated between the Parties according to the economic interest of the Parties in the subject matter of the legal action as follows:  (A) any Remaining Recovery based upon the manufacture, use, importation or Sale of an antibody product that is developed from use of a Hematology Antigen Set to immunize a transgenic animal and that uses, infringes or is covered by a Hematology Program Patent (which in most cases will represent lost profits of SMC), or that infringes or is covered by a Hematology Product Patent, will be retained by (or allocated to, as applicable) SMC,  and THP will receive a portion thereof which is commensurate with the royalty it would have received on the Net Sales needed to generate such lost profits, at the rates set forth in the applicable Hematology Commercial License Agreement, or the credit towards Product Ownership Percentage it would otherwise have received under the applicable Hematology Commercial License Agreement; (B) any Remaining Recovery that results from infringement of Patent Rights or other rights solely owned or controlled by one Party and not covered in part (A) of this clause (iv) will be allocated to that Party; and (C) any Remaining Recovery that results from infringement of Patent Rights or other rights jointly owned by both Parties and not covered in part (A) of this clause (iv) will be equitably shared by the Parties as mutually agreed or, if the Parties cannot agree, by the forum which granted the award or, if the Parties so elect or if the forum declines to make the decision, by arbitration under Article 15 below.

              10.3          Enforcement of Other Intellectual Property Rights. Notwithstanding Section 10.2, if SMC or THP determines that any intellectual property licensed by one Party to the other under this Hematology Alliance Agreement or any applicable Hematology Commercial License Agreement is being infringed by a Third Party’s activities and that such infringement could affect the exercise by the Parties of their respective rights and performance of their respective obligations under this Hematology Alliance Agreement or any Hematology Commercial License Agreement, it will promptly notify the other Party in writing and provide such other Party with any evidence of such infringement that is reasonably available.  Promptly after the receipt of such written notice, the Parties will confer and discuss in good faith how to proceed with respect to such infringement.

11.          REPRESENTATIONS AND WARRANTIES; EMPLOYMENT RESTRICTION

               11.1          General Representations and Warranties. Each of the Parties hereby represents and warrants to the other Party as follows:

                                 (a)          This Hematology Alliance Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms.

                                 (b)          The execution, delivery and performance of this Hematology Alliance Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

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                                 (c)          Such Party has not granted, and during the Term of this Hematology Alliance Agreement will not grant (except as may otherwise be agreed by the Parties in writing, and as set forth in Section 7.7), any right to any Third Party relating to such Party’s respective intellectual property rights exclusively licensed under any license identified herein which would conflict with the rights granted to the other Party hereunder.

               11.2          THP Representation and Warranty. THP represents and warrants that it has the right to grant the rights granted to SMC pursuant to Article 7, upon the terms and conditions set forth in this Hematology Alliance Agreement, under the THP Technology.

               11.3          Limitation of Warranty. EXCEPT AS EXPRESSLY STATED IN THIS HEMATOLOGY ALLIANCE AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, AND EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, PRIOR COURSE OF DEALING, OR INDUSTRY USAGE, TRADE OR CUSTOM WITH RESPECT TO ANY MATERIALS, INFORMATION, SERVICES, OR LICENSES PROVIDED TO THE OTHER PARTY PURSUANT TO THIS HEMATOLOGY ALLIANCE AGREEMENT.

               114.          Employment Restriction.  During the Term of this Hematology Alliance Agreement, each Party represents and warrants that it will not, without the prior written approval of the other Party, offer employment to any employees of the other Party, nor will either Party directly or indirectly induce employees of the other Party to terminate their employment with the other Party; provided, that, this restriction does not apply to Roland Buelow

               11.5          Employment of Roland Buelow.

                                 (a)          THP intends to retain the services of Roland Buelow (“RB”), who has been an employee of SMC as of the Effective Date and will remain a part-time employee of SMC for a transitional period following the Effective Date.  In the course of his SMC employment, RB has obtained SMC trade secrets and know-how pertaining to non-transgenic rabbit antibodies (“Rabbit Antibody Technology”).  SMC agrees that RB, as an employee of THP, may disclose to THP such SMC trade secrets and know-how as he may recollect and which pertain to the Rabbit Antibody Technology in accordance with Section 13.4(a) of this Hematology Alliance Agreement, provided that he does not provide to THP any SMC biological or chemical materials, or any paper, electronic or other copies of information pertaining to the Rabbit Antibody Technology, without the prior written consent of an officer of SMC.  Furthermore, such SMC trade secrets and know-how disclosed to THP may consist solely of technical information and may not consist of SMC business information, including, without limitation, SMC’s strategies, plans, costs, profits, personnel, vendor information, or sales or marketing information.  Any SMC trade secrets and know-how disclosed to THP by RB will be maintained by THP as SMC Confidential Information in accordance with Article 13 of this hTG Collaboration Agreement.

                                 (b)          SMC agrees that the scope of RB’s duties to SMC under his continuing SMC employment will exclude any matter relating to the THP Technology or THP Trade Secrets.  SMC agrees

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that any of RB’s inventions, discoveries, writings, developments and materials developed by RB pertaining to the THP Technology, hTG Program Results, Hematology Alliance Results, hTG Program Inventions, or Hematology Alliance Inventions will be deemed to have been created as an employee of THP, and will not be subject to any obligation of assignment, ownership or license by RB to SMC.

                                 (c)            THP agrees that the scope of RB’s duties to THP as set forth by THP will exclude any matter relating to therapeutically active peptides, in particular novel peptides derived from RDP58 (RDP59 series) and other peptidic lead compounds (RDP6x series), therapeutically active compounds that [**] which results in the inhibition of inflammation, and the mechanism of action for Thymoglobulin made in a non-transgenic rabbit (collectively, the “SMC Area”).  THP agrees that any of RB’s inventions, discoveries, writings, developments and materials developed by RB pertaining to the SMC Area will not be subject to any obligation of assignment, ownership or license by RB to THP, but will be governed by RB’s existing obligations to SMC as an employee of SMC.

12.          INDEMNIFICATION

               12.1          Indemnification by SMC.  In addition to the indemnity provided in Section 7.9, SMC will indemnify, defend and hold THP and its directors, officers, employees and agents, harmless from and against any and all liability, damage, loss, cost (including reasonable attorneys’ fees) and expense resulting from: (i) any Third Party claim arising from a breach by SMC of any warranty by SMC under Article 11 of this Hematology Alliance Agreement or as provided under any Hematology Commercial License Agreement or (ii) any Third Party claim of death, bodily injury or property damage (a) relating to the development, manufacture, use, distribution or sale of any Licensed Hematology Product by SMC, its Affiliates, Sublicensees, employees or agents or (b) due to the negligence or willful misconduct of SMC or its Affiliates, Sublicensees, employees or agents.

               12.2          Indemnification by THP. THP will indemnify, defend and hold SMC and its directors, officers, employees and agents, harmless from and against any and all liability, damage, loss, cost (including reasonable attorneys’ fees) and expense resulting from: (i) any Third Party claim arising from a breach by THP of any warranty by THP under Article 11 of this Hematology Alliance Agreement or as provided under any Hematology Commercial License Agreement or (ii) any Third Party claim of death, bodily injury or property damage (a) relating to the development, manufacture, use, distribution or sale of any Licensed Hematology Product by THP, its Affiliates, sublicensees, employees or agents, or (b) due to the negligence or willful misconduct of THP or its Affiliates, sublicensees, employees or agents.

13.          CONFIDENTIALITY, PUBLICATIONS AND PUBLICITY

               13.1          Confidential Information.  Except as provided in subsections (b), (c) and (d) below, any Information disclosed by one Party to the other during the Term of this Hematology Alliance Agreement will be deemed the “Confidential Information” of such Party. The Parties further agree:

                                 (a)          Reports. Any report provided pursuant to Sections 2.2, 3.6 and 9.1, is the Confidential Information of the Party providing such report.

**     This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Securities and Exchange Commission.

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                                 (b)          THP Confidential Information.  Any Information concerning the THP Technology will be the Confidential Information of THP. THP may also disclose to SMC THP Trade Secrets clearly marked by THP as “Strictly Confidential,” or if disclosed orally or visually, indicated as “Strictly Confidential” at the time of disclosure and memorialized in a writing provided to SMC within thirty (30) days of such disclosure.  SMC will not disclose THP Trade Secrets to any Third Party or SMC Representative (as such term is defined below) except as necessary to prepare and obtain Regulatory Approvals for Licensed Hematology Products.

                                 (c)          SMC Confidential Information.  The SMC Regulatory Approvals, including the filings therefore, Information concerning the Licensed Hematology Products, Information concerning the Rabbit Antibody Technology and Information relating to the SMC Area will be the Confidential Information of SMC, subject to the pre-existing rights of THP (including, without limitation, rights to THP Trade Secrets) or Third Parties in any Information provided to SMC for inclusion in such filings.

                                 (d)          Joint Confidential Information. The hTG Program Results, hTG Program Inventions, Hematology Alliance Inventions and Hematology Alliance Results will be the Joint Confidential Information of the Parties. Further, THP may not disclose to any Third Party or THP Representative, any Hematology Alliance Results pertaining to the safety or efficacy in humans of a particular Licensed Hematology Product without the prior written consent of SMC, such consent not to be unreasonably withheld.

               13.2          Confidentiality and Non-Use. Subject to the express terms governing THP Trade Secrets described in Section 13.1(b) above, and except to the extent expressly authorized by this Hematology Alliance Agreement or otherwise agreed in writing by the Party who originally disclosed its Confidential Information (the “Disclosing Party”), the Party that received such Confidential Information (the “Receiving Party”) agrees to keep the Disclosing Party’s Confidential Information strictly Confidential, as it protects its own similar Confidential or Proprietary Information, but in no event with less than reasonable care, during the Term of this Hematology Alliance Agreement and for the period set forth in Section 13.8 thereafter, and further agrees not to use such Confidential Information for any purpose other than for performing its obligations or exercising its rights under this Hematology Alliance Agreement or any Hematology Commercial License Agreement.  THP may not use Hematology Alliance Results pertaining to safety or efficacy in humans in any filing for Regulatory Approval outside of this Hematology Alliance Agreement or any Hematology Commercial License Agreement.  The Parties agree that THP Trade Secrets are subject to the strictest confidence as set forth above and will remain confidential under the terms hereof in perpetuity.

               13.3          Exceptions.  The above obligations of non-disclosure and non-use will not apply to specific Information of the Disclosing Party for which the Receiving Party can show by competent evidence:

                                 (a)          was already known to the Receiving Party, other than under an obligation of Confidentiality to a Third Party, at the time of disclosure by the Disclosing Party;

                                 (b)          was in the public domain at the time of its disclosure to the Receiving Party;

                                 (c)          became part of the public domain subsequent to the time it was communicated to the Receiving Party by the Disclosing Party through no fault of the Receiving Party or its Representatives

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(as such term is defined below) and other than through any act or omission of the Receiving Party or its Representatives in breach of this Hematology Alliance Agreement;

                                 (d)          is properly provided to the Receiving Party as a matter of right and without restriction on such disclosure by an independent Third Party;

                                 (e)          is independently developed by the Receiving Party in the course of work by Affiliates, employees, consultants or agents of it or of its Affiliates, subsidiaries or related companies without the aid, use or application of Information of the Disclosing Party which the Disclosing Party had provided to the Receiving Party hereunder; or

                                 (f)          is the subject of a written permission to disclose provided by the Disclosing Party.

               13.4          Authorized Disclosure.  Each Party may disclose the other’s Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting applications for Patent Rights in accordance with this Hematology Alliance Agreement, prosecuting or defending litigation, complying with applicable governmental regulations (including, without limitation, regulations relating to Regulatory Approvals) or conducting preclinical or clinical trials, provided that if a Party is required by law or regulation to make any such disclosure of the other Party’s Confidential Information, it will, except where impracticable for necessary disclosures, for example in the event of medical emergency, give reasonable advance notice to the other Party of such disclosure requirement, use reasonable efforts to limit the extent of the disclosure, and, except to the extent inappropriate in the case of patent applications, will use reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed.

                                (a)          Disclosure to Representatives.  The Receiving Party may disclose Confidential Information of the Disclosing Party received hereunder only to those of its and its Affiliates’ and subsidiaries’ employees, officers, directors, consultants and agents (collectively “Representatives”) who have a need to know such Information of the Disclosing Party solely to the extent necessary for the purpose of conducting activities authorized under this Hematology Alliance Agreement or any Hematology Commercial License Agreement; provided, however, that each such Representative to whom the Confidential Information of the Disclosing Party is disclosed is (i) obligated to maintain the confidentiality of such Confidential Information of the Disclosing Party substantially in accordance with the terms of this Hematology Alliance Agreement, and (ii) is under restrictions with respect to the use of the Confidential Information of the Disclosing Party at least as strict as set forth herein.  Each Party will be liable for the breach of this Article 13 by any of its Representatives.

               13.5          Confidential Terms.  Except as expressly provided herein, each Party agrees not to disclose any terms of this Hematology Alliance Agreement or any aspect of the activities conducted pursuant to this Hematology Alliance Agreement to any Third Party without the consent of the other Party, provided however, that neither Party will be obligated to obtain the consent of the other Party to disclose the terms of this Hematology Alliance Agreement to its financial and legal advisors and consultants, or to potential investors in or acquirers of the stock or assets of such Party.

               13.6          Publications. Except as required by law, each Party agrees that it will not publish or present Confidential Information of the Disclosing Party or the results of activities carried out as part of

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this Hematology Alliance Agreement or any Hematology Commercial License Agreement without the opportunity for prior review by the other Party.  As described in Section 2.3, each Party will provide to the other Party the opportunity to review any proposed abstracts, manuscripts or presentations (including information to be presented verbally) which relate to this Hematology Alliance Agreement or any Hematology Commercial License Agreement at least thirty (30) days prior to their intended submission for publication or presentation and such submitting Party agrees, upon written request from the other Party, not to submit such abstract or manuscript for publication or to make such presentation until the other Party is given a reasonable period of time to secure Patent Rights for any material in such publication or presentation which it believes is patentable.

               13.7          Publicity.

                                (a)          Press Releases.  The Parties will issue a mutually approved, initial press release promptly after the Effective Date.

                                (b)          Terms of the Hematology Alliance Agreement.  With the exception of the press release contemplated by subsection (a) above, neither Party will make any public announcement concerning the terms of this Hematology Alliance Agreement or any Hematology Commercial License Agreement, without the prior written approval of the other Party with regard to the form, content and precise timing of such announcement, except such as may be required to be made by either Party in order to comply with applicable law, regulations, court order, or tax filings. The Parties hereby acknowledge and agree that SMC will file this Hematology Alliance Agreement with the Securities and Exchange Commission, and may disclose the terms of this Hematology Alliance Agreement to the extent required by the federal securities laws in connection with such filing; provided however, that SMC will seek confidential treatment of key business terms contained in this Hematology Alliance Agreement, including but not limited to the royalty rates, the license fee and the milestone payments. Notwithstanding anything to the contrary in this Hematology Alliance Agreement, nothing in this Section 13.7 is intended to prohibit either Party from republishing or restating information relating to this Hematology Alliance Agreement or any Hematology Commercial License Agreement that has already been approved by the other Party for use in a prior press release or public announcement or is in a government filing and available to the public.

               13.8          Survival.  This Article 13 will survive the termination or expiration of this Hematology Alliance Agreement for a period of five (5) years after the later of the: (a) effective date of the termination or expiration of the Hematology Alliance Agreement, or (b) effective date of the termination or expiration of the last Hematology Commercial License Agreement (if any) to terminate or expire; except that Section 13.2 will survive in accordance with its terms with respect to THP Trade Secrets.

               13.9          Termination of Prior Agreements. This Hematology Alliance Agreement supercedes those certain Confidentiality Agreements between SMC and THP dated February 28, 2002 and May 14, 2002. All Information exchanged between the Parties under each of those Confidentiality Agreements will be deemed Confidential Information of the Disclosing Party, and will be subject to the terms of this Article 13.

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14.          TERM AND TERMINATION

               14.1          Term; Expiration. Unless earlier terminated as may be provided under Sections 14.2 or 14.3, the term of this Hematology Alliance Agreement (the “Term”) will commence on the Effective Date and will expire upon the earlier to occur of (a) expiration of the Hematology Commercial Option Period without election by SMC to so exercise such option, or (b) where such Hematology Commercial License Option is so exercised, expiration or termination of the last to expire Hematology Commercial License Agreement.

               14.2          Termination at Will by SMC.  SMC may terminate this Hematology Alliance Agreement, in whole or in part, for any reason or for no reason, at any time upon thirty (30) days prior written notice to THP.

               14.3          Material Breach. Upon any material breach of this Hematology Alliance Agreement by a Party, the non-breaching Party will provide such other Party with written notice thereof and may elect to terminate this Hematology Alliance Agreement, but only as provided in this Section 14.3. Such other Party will have ninety (90) days from receipt of written notice from the Party alleging breach to cure any such alleged material breach, provided that in the event the alleged material breach is not susceptible to cure in such ninety (90) day period, and further provided that the other Party has taken diligent efforts to cure such alleged breach, the cure period will automatically be extended to one hundred and eighty (180) days.  Upon the end of the relevant cure period, the Party alleging breach may terminate this Hematology Alliance Agreement, provided however, that in the event any good faith dispute arises between the Parties as to any aspect of the alleged material breach or its cure, any termination will be stayed until such dispute is resolved pursuant to Article 15.   It is the Parties’ express intent that any arbitrator selected for arbitration pursuant to Section 15.2 give first and foremost consideration to remedying any material breach of this Hematology Alliance Agreement through the payment of monetary damages or such other legal or equitable remedies as will be appropriate under the circumstances, and that there only be a limited right to terminate this Hematology Alliance Agreement (and, where appropriate, that it be terminated on a country-by-country basis and Licensed Hematology Product-by-Licensed Hematology Product basis, based on the nature and extent of such alleged material breach.)

               14.4          Consequences of Expiration or Termination.  For clarity, the Parties acknowledge and agree that the expiration or termination of the Hematology Alliance Agreement has no effect on any Hematology Commercial License Agreement in effect as of the effective date of such expiration or termination, and that any such Hematology Commercial License Agreement will continue in effect in accordance with its terms.

                                 (a)          Effect of Termination by SMC.  Upon termination by SMC under Section 14.2 or 14.3 of this Hematology Alliance Agreement in whole or in part, SMC will have no further rights under this Hematology Alliance Agreement to the extent so terminated.  In the event of termination by SMC under Section 14.2 or 14.3, the Surviving Provisions (defined in subsection (d) below) will survive. All other provisions, including all rights and obligations pursuant to such other provisions, will terminate and will be of no further force or effect.

                                 (b)          Effect of Termination by THP for Material Breach.  If THP terminates the Hematology Alliance Agreement in its entirety under Section 14.3, then upon the effective date of such termination: (1) the Hematology Commercial License Option will terminate (to the extent unexercised);

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(2) the Research License granted to SMC pursuant to Section 7.3 will terminate; (3) any existing Hematology Commercial License Agreement will continue in effect in accordance with its terms; and (4) the Surviving Provisions will survive. All other provisions, including all rights and obligations pursuant to such other provisions, will terminate and will be of no further force or effect.

                                (c)          Expiration. In the event of expiration of this Hematology Alliance Agreement pursuant to Section 14.1, the Surviving Provisions will survive. All other provisions, including all rights and obligations pursuant to such other provisions, will terminate and will be of no further force or effect.

                                 (d)          Surviving Provisions.  The Surviving Provisions consist of all provisions/Articles/Sections of this Hematology Alliance Agreement except Sections 3.2 and 7.4; provided that: the license grant of Section 7.6 survives only as to subject matter existing before the date of termination or expiration and in accordance with its terms; Section 10.3 will expire [**] after the later of the: (i) effective date of the termination or expiration of this Hematology Alliance Agreement or (ii) effective date of the termination or expiration of the last Hematology Commercial License Agreement, if any; and Article 12 will survive only for a period of [**] after the later of the (i) effective date of the termination or expiration of this Hematology Alliance Agreement or (ii) effective date of the termination or expiration of that last Hematology Commercial License Agreement, if any.

15.          DISPUTE RESOLUTION

               15.1          Party Officers.  Subject to Sections 2.5(b) and 15.4, all disputes arising under this Hematology Alliance Agreement will be referred to the respective Chief Executive Officers of the Parties. These parties will use reasonable efforts to resolve such matter within thirty (30) days after such referral. Subject to Section 15.4, either Party may submit any dispute arising under the Hematology Alliance Agreement not resolved under this Section 15.1 to arbitration pursuant to Section 15.2.

               15.2          Arbitration.  Subject to Section 15.4, any dispute, controversy or claim arising out of or relating to the validity, construction, enforceability or performance (including without limitation disputes relating to each Party’s respective obligations under Article 10) of or under this Hematology Alliance Agreement, including disputes relating to an alleged breach or to termination of this Agreement and any claim of inducement by fraud or otherwise, that cannot be resolved by pursuant to Section 15.1 will be resolved by arbitration conducted in the English language in San Francisco Bay area, California before a single arbitrator under the then current rules and procedures of JAMS/Endispute, or other rules and procedures as the Parties may agree. The arbitrator in such proceeding will be selected according to the rules of JAMS/Endispute.  In determining the admissibility of evidence in any proceeding hereunder, the arbitrator will use the United States Federal Rules of Evidence.  The arbitrator will have discretion to award reimbursement by the non-prevailing Party of the prevailing Party’s reasonable attorneys’ fees and other costs, including the fees and expenses of the arbitrators, or to apportion such fees, costs or expenses between the Parties if the arbitrator determines that each Party has prevailed in part.  The arbitrator will not have the authority to award any non-compensatory damages, such as punitive, special or exemplary damages or awards, or any equitable relief.  The arbitration award will be binding and conclusive on both Parties to the extent such decision is within the scope of the arbitrator’s authority under this Section 15.2, and may be enforced in any court of competent jurisdiction.

**     This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Securities and Exchange Commission.

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               15.3          Injunctions.  Notwithstanding anything herein to the contrary, a Party may seek a temporary restraining order or a preliminary or permanent injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage.

               15.4          Patent and Trademark Disputes.  Notwithstanding anything else in this Hematology Alliance Agreement, any and all issues regarding the scope, construction, validity and enforceability of one or more Patent Rights licensed under this Hematology Alliance Agreement or of any trademark rights related to any product arising from rights licensed under this Hematology Alliance Agreement will be determined in a court of competent jurisdiction in the territory in which such patent or trademark rights were granted or arose.

16.          MISCELLANEOUS

               16.1          Governing Law.  This Hematology Alliance Agreement will be governed by, and construed and interpreted in accordance with, the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the right and duties of the Parties.

               16.2          Compliance with Applicable Laws.  In performing this Hematology Alliance Agreement, the Parties will comply in all material respects with all applicable laws.  The Parties will provide each other with reasonable cooperation and assistance necessary to ensure such compliance.  Nothing in this Hematology Alliance Agreement will be construed so as to require the violation of any applicable law.

               16.3          Further Assurances.  At any time or from time to time on and after the Effective Date, SMC and THP each will at the request of the other Party use reasonable commercial efforts to (a) deliver to the other Party such records, data or other documents consistent with the provisions of this Hematology Alliance Agreement, (b) execute, and deliver or cause to be delivered, all such assignments, consents, documents or further instruments of transfer or license, and (c) take or cause to be taken all such other actions, as a Party may reasonably deem necessary or desirable in order for such Party to obtain the full benefits of this Hematology Alliance Agreement and the transactions contemplated hereby.

               16.4          Limitation of Liability.  Subject to the indemnification obligations set forth in Article 12, and excluding remedies for breach of the obligations under Article 13 and Section 7.7, and unless otherwise expressly stated in this Hematology Alliance Agreement, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR LOST PROFITS OR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES TO THE OTHER PARTY, HOWEVER CAUSED, IN CONNECTION WITH THIS HEMATOLOGY ALLIANCE AGREEMENT.

               16.5          Assignment.  The Parties agree that their rights and obligations under this Hematology Alliance Agreement may not be transferred, delegated or assigned to a Third Party whether by law or otherwise without the prior written consent of the other Party hereto, which consent may be withheld in such other Party’s sole discretion.  Notwithstanding the foregoing, either Party may transfer, delegate or assign its rights and obligations under this Hematology Alliance Agreement, without consent, to a successor to all or substantially all of its business or assets relating to this Hematology Alliance Agreement whether by sale, merger, transfer, operation of law or otherwise.  Any assignment not in conformance with this Section 16.5 will be null, void and of no legal effect.

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               16.6          Independent Contractors.  The Parties hereto are independent contractors.  Nothing contained herein will constitute either Party the agent of the other Party for any purpose whatsoever, or constitute the Parties as partners or joint venturers. Employees of each Party remain employees of said Party and will be considered at no time agents of or render a fiduciary duty to the other Party.  Neither Party hereto will have any implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any other contract, agreement or undertaking with any Third Party.

               16.7          Entire Agreement; Conflict of Terms. This Hematology Alliance Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and thereof, and supersedes all prior and contemporaneous agreements, understandings and negotiations, whether oral or written, with respect to such subject matter herein; provided that, the hTG Collaboration Agreement entered into by and between the Parties continues in accordance with its terms. If there is a conflict between the terms of the hTG Collaboration Agreement and the Hematology Alliance Agreement, the provisions of this Hematology Alliance Agreement will govern the Parties’ respective performance under this Hematology Alliance Agreement unless such hTG Collaboration Agreement specifically identifies a modification to this Hematology Alliance Agreement and specifically states that such modification will apply in the event of a conflict of terms between the agreements. Any such modification will apply only to the hTG Collaboration Agreement and will not act as an amendment of this Hematology Alliance Agreement.

               16.8          Amendment, Waiver and Modification.  No amendment, waiver or modification of this Hematology Alliance Agreement will be valid or binding on either Party unless made in writing signed by both Parties. The failure of either Party to enforce any provision of this Hematology Alliance Agreement at any time will not be construed as a present or future waiver of such or any other provision of this Hematology Alliance Agreement.  The express waiver by either Party of any provision or requirement hereunder will not operate as a future waiver of such or any other provision or requirement.

               16.9          Severability.  In the event that any provision in this Hematology Alliance Agreement will be held to be unlawful or invalid in any jurisdiction, the meaning of such provision will be construed to the greatest extent possible so as to render it enforceable.  If no such construction can render such provision enforceable, it will be severed, and the remainder of the Hematology Alliance Agreement will remain in full force and effect, only to the extent that such remainder is consistent with the intentions of the Parties as evidenced by this Hematology Alliance Agreement as a whole.  The Parties will use reasonable commercial efforts to negotiate in good faith a reasonable substitute, valid and enforceable provision effective in such jurisdiction.

              16.10          Notices.  Any notice required or permitted to be given by either Party under this Hematology Alliance Agreement will be in writing, addressed, in the case of SMC, to its Chief Executive Officer, and in the case of THP, to its Chief Executive Officer at the respective addresses of the Parties shown in the first paragraph of this Hematology Alliance Agreement, or such other address as may from time to time by indicated in a notice given in accordance with this Section 16.10.  All notices will be sent by certified or registered first class mail, telefax confirmed by certified or registered first class mail, or personal delivery, and will be effective on receipt.

              16.11          Force Majeure.  Except for the payment of money, neither Party will be deemed in breach of this Hematology Alliance Agreement as a result of default, delay or failure to perform by such

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Party which is due to causes beyond the reasonable control of such Party, including without limitation, fire, earthquake, acts of God, severe weather, acts of war or terrorism, strikes, lockouts or other labor disputes, riots, civil disturbances, actions or inaction of governmental authorities (except in response to a breach by such Party), or epidemics.  In the event of any such force majeure, the Party affected will promptly notify the other Party, will use reasonable commercial efforts to overcome such force majeure, and will keep the other Party informed with respect thereto.

              16.12          Headings and Captions.  All headings and captions used in this Hematology Alliance Agreement are for convenience only, and are not intended to have substantive effect.

              16.13          Counterparts.  This Hematology Alliance Agreement may be executed by the Parties in one or more identical counterparts, all of which together will constitute this Agreement.

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          IN WITNESS WHEREOF, the Parties have caused this Hematology Alliance Agreement to be executed as of the Effective Date by signature of their duly authorized representatives.

SANGSTAT MEDICAL CORPORATION	THERAPEUTIC HUMAN POLYCLONALS, INC.

By: /s/ Jean-Jacques Bienaimé	By: /s/ Shaun A. Kirkpatrick

Title: Chairman, CEO and President	Title: President

Date: November 8, 2002	Date: November 8, 2002

AGREED AS TO SECTION 11.5 ONLY:

By:          /s/ Roland Buelow
                Roland Buelow

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APPENDIX 1

DEFINITIONS, F2A ASSAYS AND PROTOCOLS, LIST OF THP PATENTS AND OPERATING
PROFIT DEFINITIONS AND MECHANISM

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APPENDIX 2

HEMATOLOGY COMMERCIAL LICENSE AGREEMENT